Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 20, 2015, relating to the consolidated financial statements and financial statement schedule of Arizona Public Service Company, and the effectiveness of Arizona Public Service Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Arizona Public Service Company for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

April 23, 2015